OMNOVA SOLUTIONS INC.

Authorization and Designation to Sign and File
Section 16 and Rule 144 Reporting Forms

The undersigned, Andrew Higgin, the Vice President, Global Sales and Commercial Excellence, of OMNOVA Solutions Inc., an Ohio corporation, does hereby authorize and designate James C. LeMay, Paul F. DeSantis, and Frank
P. Esposito, or any of them, with full powers of substitution and resubstitution, to sign and file on the undersigned?s behalf (i) any and all statements or reports under Section 16 of the Securities Exchange Act of 1934, as amended (?Section 16?) with respect to the ownership of equity securities of OMNOVA Solutions Inc., including, without limitation, all Forms 3, 4, and 5 relating to equity securities of OMNOVA Solutions Inc. pursuant to the requirements of Section 16, and (ii) any and all notices pursuant to Rule 144 under the Securities Act of 1933 (?Rule 144?) with respect to sales of shares of equity securities of OMNOVA Solutions
Inc., including, without limitation, all notices of proposed sales on Form 144. This authorization, unless earlier revoked by the undersigned in writing, shall be valid until the undersigned?s reporting obligations under Section 16 and Rule 144 cease with respect to equity securities of OMNOVA Solutions Inc.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 19th day of July 2019.

                                   /s/ Andrew Higgin
     				   Andrew Higgin